ASSET SALE AND TRANSITION AGREEMENT

THIS ASSET SALE AND TRANSITION AGREEMENT (“Agreement”), dated as of October 21, 2005 (the “Effective Date”), is entered into between M-WAVE, INC., a Delaware corporation (“M-Wave”), and AMERICAN STANDARD CIRCUITS, INC., an Illinois Corporation (“American Standard”).

RECITALS:

M-Wave and American Standard are parties to that certain Amended and Restated Agreement for Strategic Operating Alliance, dated December 31, 2004 (“SOA Agreement”), pursuant to which, among other things, M-Wave obtained orders for high performance circuit boards for Radio Frequency (“RF”) and Digital applications, and American Standard fulfilled such orders;

M-Wave desires to sell, and American Standard desires to purchase, all rights related to that certain list of customers for the RF business (the “Customer List”), attached hereto as Exhibit A, in exchange for the consideration and covenants set forth herein.

In connection with the transactions contemplated hereby, American Standard desires to appoint M-Wave as its exclusive representative through December 31, 2006 with regard to those customers on the Customer List.

In connection with the transactions contemplated hereby, the parties wish to terminate and extinguish certain agreements and reaffirm certain obligations.

M-Wave is the tenant under, and AMI Partners, LLC is the landlord under, that certain Industrial Loft Lease (the “Lease”), dated January 28, 2004, as amended, in respect of the second floor of an industrial building located at 475 Industrial Way, West Chicago, Illinois 60185 (the “Leased Facility”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants herein set forth, the parties hereto agree as follows:

1.  Sale of Assets. M-Wave hereby sells, conveys and transfers, and American Standard hereby purchases, the Customer List for RF products, the Customers on it and all of M-Wave’s right, title and interest in the name “Poly Circuits” (but only to the extent any rights therein exist) in exchange for the consideration and covenants set forth herein; provided, however, M-Wave provides no representations or warranties with respect to the name “Poly Circuits,” including, without limitation, with regard to its availability, suitability, general commercial use or value. In the event that M-Wave or its present or past affiliates has registered the name “Poly Circuits” with the United States or any state agency as a trademark, it agrees to execute any and all documents necessary to transfer the registration to American Standard.

2.  Consideration. In consideration of the agreements and covenants set forth herein, the parties hereto agree as follows:

(a)  Except as otherwise provided herein, the SOA Agreement shall be terminated in its entirety and extinguished as of the Effective Date, and after the Effective Date the parties thereto shall have no further liability or obligation under the SOA Agreement to any other party thereto;

(b)  On the Effective Date, American Standard shall issue the promissory note, attached hereto as Exhibit B, in the principal amount of $205,000 (the “Note”), to M-Wave. After termination of the Representation Term (as defined below), and once all commissions due under this Agreement have been paid, and as long as no Event of Default (as defined in the Note) or Breach (as defined below) of this Agreement has occurred, which Breach has not been cured within 30 days following written notice from M-Wave to American Standard to do so, M-Wave shall forgive the unpaid balance due under the Note, including all interest accrued thereon, and the Note shall be cancelled. American Standard’s Breach for purposes of this paragraph shall not constitute an Event of Default if M-Wave is in material Breach under this Agreement.

(c)  If M-Wave is in Breach of this Agreement, which Breach has not been cured within 30 days, and as long as an Event of Default has not occurred, and American Standard is not itself in Breach of this Agreement, M-Wave shall forgive the unpaid balance due under the Note, including all interest accrued thereon, and the Note shall be cancelled. “Breach” shall mean (i) with respect to M-Wave, any material breach by M-Wave of its obligations set forth in Section 5 hereof, and (ii) with respect to American Standard, the failure of American Standard to make any payment with regard to any commissions due and owing to M-Wave as provided in this Agreement.

(d)  After the Effective Date, American Standard shall purchase from M-Wave, at cost, any inventory outstanding on the Effective Date, as more particularly described on Exhibit C attached hereto, that is to be sold, directly or indirectly, to those customers set forth on the Customer List. The purchase price for each item of inventory purchased pursuant to the Section 2(d) shall be paid within thirty (30) business days following the date such item is delivered by American Standard to its customer. American Standard shall use such outstanding inventory to satisfy orders from customers set forth on the Customer List whenever possible. Prior to any payment to M-Wave for such inventory, M-Wave agrees to have any lien on such inventory released by any party having a lien on it.

(e)  American Standard shall cause the Lease to be terminated and extinguished as of October 31, 2005, and after October 31, 2005 the parties thereto shall have no further liability or obligation under the Lease to any other party thereto; provided, however, M-Wave shall leave at the Leased Premises, furniture and fixtures currently located at the Leased Premises. M-Wave will be required to vacate the premises no later than December 31, 2005. M-Wave will pay to American Standard the amount of $7857.50 per month or a prorated amount of $258.33 for every day of occupancy after October 31, 2005.

3.  Appointment of Representative. As of the Effective Date, and through December 31, 2006 (the “Representation Term”), American Standard hereby appoints M-Wave as its exclusive sales representative with regard to those customers set forth on the Customer List, and M-Wave accepts the appointment and agrees to sell and promote American Standard’s products to such customers on the terms and conditions set forth herein.

4.  Terms of Representation. M-Wave’s representation of American Standard, in accordance with Section 3 above, shall be subject to the following terms and conditions:

(a)  M-Wave shall receive a commission on each sale of products by American Standard, with regard to the Customers on the Customer List, whether sold through M-Wave or directly by American Standard or any of its affiliates (including affiliated persons), equal to the product of the percentage rate, set forth opposite the applicable Customer’s name on Exhibit A, multiplied by the “net invoice price.” “Net invoice price” shall mean the total price at which an order is invoiced to the customer including any increase or decrease in the total amount of the order (even though such increase or decrease takes place after the end of the Representation Term), but excluding shipping and mailing costs, taxes, insurance, COD charges, NRE, Tooling Charges, Testing, returned products for any reason and any commercially reasonable allowances or discounts granted to such customer by American Standard, consistent with historical practice.

(b)  Commissions are due and payable the first week of the month following thirty (30) days after shipment of the respective products. On a monthly basis, American Standard will send M-Wave a detailed commission statement showing the computation of all commissions earned. If the customer fails to pay American Standard within 90 days following the invoice date (a “Delinquent Account”), then the current commission payment due to M-Wave will be debited for commissions paid with respect to the Delinquent Account; provided, however, M-Wave’s commission account shall be credited to the extent any payments on any such Delinquent Account(s) are ultimately received, and American Standard shall use commercially reasonably efforts to collect any Delinquent Account, and provided, further, the commissions otherwise due on products shipped during the last 90 days of this Agreement shall be paid on said monthly basis following the month in which said invoices are paid by the customer.

(c)  M-Wave will coordinate all RFQ’s with American Standard’s sales department. All purchase orders are subject to acceptance or rejection by an authorized officer of American Standard and to the approval of American Standard’s credit department. American Standard shall be solely responsible for all credit risks and collections. If American Standard notifies any customer set forth on the Customer List in writing of its acceptance or rejection of a purchase order, a copy of such written notification shall be simultaneously transmitted to M-Wave. At least once every month, American Standard shall supply M-Wave with copies of all paid invoices and each of the customer purchase orders for the current month.

(d)  All sales shall be at prices and upon terms established by American Standard and it shall have the right, in its sole discretion, from time to time, to establish, change, alter, or amend prices and other terms and conditions of sale. M-Wave shall not accept orders in American Standard’s name or make price quotations or delivery promises without American Standard’s prior approval.

Limitation Upon Representation. During the Representation Term, M-Wave shall not provide representation on behalf of a Competing Supplier to any customer set forth on the Customer List for which American Standard continues to actively supply RF products. A “Competing Supplier” means any other domestic or foreign supplier of RF products similar to those RF products manufactured by American Standard and actively sold to customers set forth on the Customer List.

In the event that M-Wave receives orders and/or quotations for RF Products from prior RF Customers who are not on the Customer List it shall refer all such orders and/or quotations to American Standard.  In the event that M-Wave receives orders and/or quotations for RF products from Digital Customers it will provide American Standard with a “first right of refusal” on these product requests.  ASC will be a supplier to M-Wave in this situation provided they are competitive.

M-Wave shall not directly or indirectly for itself or any third party engage in the business of manufacturing RF products during the term of this Agreement and any extensions of it.

5.  Accounts Receivable. All accounts receivable outstanding in connection with products shipped on or prior to the Effective Date shall remain the sole and exclusive property of M-Wave. Any accounts receivable created in connection with customer purchase orders shipped after the Effective Date shall be the sole and exclusive property of American Standard. Any payment received by M-Wave for products shipped after the Effective Date to customers on the Customer List shall be remitted directly to American Standard within two (2) days after M-Wave’s receipt of each such payment. Notwithstanding anything to the contrary set forth herein, M-Wave shall have the right to retain, and to offset, any payments received by it on behalf of American Standard to the extent of any commissions that have been earned, but which have not yet been paid.

6.  Transition Assistance. Following the Effective Date, and with respect to those customers on the Customer List, M-Wave shall provide commercially reasonable assistance in the transition of customer information and customer relations, including the conversion of all open purchase orders and sharing of pricing information and notifying customers that American Standard is the party manufacturing and selling the product for the Customer in lieu of M-Wave.

7.  Packaging and Labeling. American Standard will package and include Labels, at its own expense, on or with all of its products and packaging as required. As used herein, “Label(s)” shall mean all (a) labels and other written, printed or graphic matter placed upon any products, (b) containers and/or wrappers used with the products including, without limitation, product inserts which bear the trademarks or trade dress of American Standard, and (c) other matters designated in any purchase orders, by any customer or on approved prototypes/samples.

8.  Shipments. American Standard shall ship all products to customers, at its own expense, in accordance with the applicable requirements specified in each relevant purchase order.

9.  Customer Complaints. As of and following the Effective Date, American Standard shall handle all customer complaints, Return Material Authorizations and technical problems relating to products shipped to customers; provided however, during the Representation Term, American Standard may request that M-Wave provide a reasonable level of additional customer service or logistical coordination in connection with any customer complaints or technical problems relating to products sold to customers listed on the Customer List and shipped prior to the Effective Date. M-Wave will have no liability, and shall incur no additional cost, in providing any of the foregoing limited customer support.

10.  Transition Issues.

(a)  Engineering. M-Wave will pay American Standard $50 per hour for engineering services requested by M-Wave and provided by American Standard employees.

(b)  Digital Product Procurement. M-Wave shall provide American Standard with a “first right of refusal” on all Digital product requests for quotes whereby, prior to ordering any Digital product(s) from any other domestic supplier, M-Wave shall provide American Standard an opportunity to see the pricing and material terms of other bids (but not the name of such supplier(s)) and make a competitive offer with regard to such products.

12.  M-Wave Options. M-Wave has previously granted Gordhan Patel (“Patel”) options to purchase 104,167 shares of M-Wave’s common stock (the “Options”) at an exercise price of $1.35 per share for a term of four (4) years from the date of the SOA Agreement. The Options were fully vested as of December 31, 2004 and shall remain exercisable in full in accordance with the terms hereof; provided that Patel shall not exercise any portion thereof prior to December 31, 2007 until M-Wave has filed the appropriate S-8 registration statement.

13.  Intellectual Property. Unless specifically and expressly granted herein and notwithstanding a party’s use thereof, no license or rights under either party’s intellectual property rights including, without limitation, copyrights, trademarks, trade names, trade secrets, patent or any other proprietary rights issued, honored and/or enforceable under any applicable laws, are implied or granted in this Agreement. Except as otherwise provided herein, each Party shall retain full ownership of all of its intellectual property. M-Wave hereby grants to American Standard, for the life of the patents, a royalty-free, non-exclusive license with regard to any patents held by M-Wave on the Effective Date that are required to be used by American Standard in its production of RF products.

14.  Regulatory Matters.

(a)  American Standard represents and warrants that it currently has all material licenses and permits necessary for the operation of its business as currently conducted.

(b)  American Standard will be responsible for any reporting of matters regarding the manufacture or products, as applicable, to relevant regulatory authorities, in accordance with pertinent laws and regulations and shall notify M-Wave of any occurrence or information that arises out of its manufacturing activities that has adverse regulatory compliance and/or reporting consequences concerning a product.

(c)  American Standard shall be responsible for handling and responding to any governmental agency inspections with respect to manufacturing of products and shall provide to M-Wave copies of any information requested by any governmental agency in connection with any governmental inspection related to the products.

15.  Product Warranty. M-Wave will continue to honor its product warranty obligations to those customers set forth on the Customer List for products shipped prior to the Effective Date; provided, however, that American Standard will bear all costs of repairing any defective product, any products that were determined not to be in accordance with the applicable specifications, and any shortages in shipments of products. M-Wave’s obligation under this Section 15 are subject to and conditioned upon American Standard’s compliance with its obligations under this Section 15 hereof.

16.  Records and Audit.

(a)  During the Representation Term and for a period of one year thereafter, each party shall keep complete and accurate accounts, notes, data and records of all work performed in connection with purchase orders received during the Representation Term from customers on the Customer List and of all work performed under the SOA Agreement (collectively, the “Records”). American Standard shall maintain complete and adequate records pertaining to the methods and facilities used by it for the manufacture, processing, testing, packing, labeling, pricing and distribution of the products in accordance with the applicable regulations in the United States and other countries, if applicable.

(b)  During the Representation Term and for a period of one year thereafter, each party shall be permitted, at the expense of the requesting party, to audit and make copies of the Records of the other party to verify the proper allocation and payment of revenue and expenses under this Agreement or the SOA Agreement. Any Confidential Information (as defined below) provided pursuant to this Section shall be subject to the provisions of Section 17 below, provided that a party may disclose such Confidential Information to its advisors and attorneys, as necessary to complete the audit described in this Section. Each audit will be conducted only during normal business hours of the audited party.

17.  Confidentiality.

(a)  Each party acknowledges that any and all Confidential Information disclosed (at any time) or submitted by one party (the “Disclosing Party”) to the other (the “Receiving Party”) hereunder, including under Section 16 hereof, or previously provided under the SOA Agreement or otherwise, (i) shall be received and maintained by the Receiving Party with at least the same degree of care to avoid disclosure of such Confidential Information as it uses with respect to its own Confidential Information, and (ii) shall not be used for any purposes other than those expressly permitted under this Agreement and shall not be disclosed to any third party without the prior written consent of the Disclosing Party.

(b)  For the purposes of this Agreement, “Confidential Information” shall mean any information or material that is special, unique, proprietary, or gives such party or its affiliates a competitive advantage and/or enhances such party’s or its affiliates' goodwill, whether such information or material is designated “confidential” or not, and whether such information or material is written or oral, or obtained by viewing such party’s premises, data or files, including, but not limited to, formulae or revisions thereto, processes and methods, business plans, financial data, customers, product development plans, marketing plans or strategies, distributor or representative lists, manufacturing methodologies, and research data, except to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information: (i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or (iv) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who, to the knowledge of the Receiving Party, had no obligation to the Disclosing Party not to disclose such information to others.

(c)  Each party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in complying with applicable law, rule, court order, governmental regulations or, with respect to M-Wave, by rules of the NASDAQ Stock Market, provided that if a party is required to make any such disclosure of the other party’s Confidential Information it will give reasonable advance notice to the other party of such disclosure requirement, and will use commercially reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

(d)  All Confidential Information disclosed by a Disclosing Party to a Receiving Party shall be and shall remain the property of the Disclosing Party, regardless of such disclosure and regardless of the use of such Confidential Information by the Receiving Party.

(e)  It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 17 and that the Disclosing Party shall be entitled to injunctive relief, including specific performance, as a remedy for any such breach by the Receiving Party. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 17 but shall be in addition to all other remedies available at law or equity.

18.  Non-Solicitation of Customers and Employees.

(a)  Customers. Unless given prior written consent, each party acknowledges and agrees that, during the Representation Term, neither party shall directly or indirectly induce or attempt to induce any customer of the other party to purchase products or services directly or indirectly from any other party (whether a party to this Agreement or not) or to cease doing business with the other party, or in any way interfere with the relationship between any such customer and the other party, except to the extent performed by such party with the intent of fulfilling its rights, obligations and duties hereunder.

(b)  Employees. During the Representation Term and for six (6) months thereafter, provided the other party has not ceased business operations, each party shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the other party to leave the employ of the other party, or in any way interfere with the relationship between the other party and any employee thereof, or (ii) hire any person who was an employee of the other party at any time during the Representation Term (unless such employee was terminated by the other party).

(c)  Blue Pencil Doctrine. If, at the time of enforcement of this Section 18, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Party agrees that the restrictions contained in this Section 18 are reasonable.

(d)  Breach. In the event of the breach or a threatened breach by a party of any of the provisions of this Section 18, the other party, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

19.  Press Releases. Except as and to the extent required by law, rule or regulation or, with respect to M-Wave, by rules of the NASDAQ Stock Market, neither party shall permit its representatives to make any public communication or press release regarding the transactions contemplated in this Agreement without the prior written consent of the other party. If M-Wave determines that a public press release is appropriate, the parties shall first agree, in writing, on the text of such release, such approval not to be unreasonably withheld. Notwithstanding the foregoing, M-Wave may make any and all communications, releases and disclosures that it reasonably determines to be required or desirable under any securities laws, rules or regulations or rules and regulations of the NASDAQ Stock Market. Either party shall provide the other party with a complete copy of any press release it issued, within 24 hours following issuance.

20.  Indemnification and Release.

(a)  Indemnification by American Standard. American Standard agrees to indemnify, defend and hold harmless M-Wave and its officers, directors, shareholders, representatives, agents and employees (the “M-Wave Indemnitees”), from and against any and all losses, liabilities, damages, costs, fees and expenses, including reasonable legal costs and attorneys’ fees (“Losses”) resulting from (i) American Standard’s breach of any representation, warranty, covenant or agreement contained in this Agreement; (ii) any third-party claim, suit or action based upon, attributable to or caused by the acts or omissions of American Standard; or (iii) the negligent or intentional wrongful act or omission of American Standard.

(b)  Indemnification by M-Wave. M-Wave agrees to indemnify, defend and hold harmless American Standard and its officers, directors, shareholders, representatives, agents and employees (the “American Standard Indemnitees”), from and against any and all Losses (as defined above) resulting from (i) M-Wave’s breach of any representation, warranty, covenant or agreement contained in this Agreement; (ii) any third-party claim, suit or action based upon, attributable to or caused by the acts or omissions of M-Wave; or (iii) the negligent or intentional wrongful act or omission of M-Wave.

(c)  Indemnification for Bank Relationship. In connection with certain transactions contemplated under the SOA Agreement, the parties thereto and other affiliated parties entered into (i) that certain Purchase Agreement (the “LLC Transfer Agreement”), pursuant to which, among other things, M-Wave transferred its interest in AM-Wave, LLC to American Standard, which in turn released M-Wave from all continuing liabilities regarding AM-Wave, LLC, (ii) an amendment of the Lease, and (iii) other agreements. The Leased Premises remains subject to a mortgage and an assignment of rents granted by the landlord in favor of American Chartered Bank to secure indebtedness, and certain equipment is subject to a first lien security interest granted by AM-Wave, LLC in favor of American Chartered Bank to secure indebtedness (and there is an intercreditor agreement in respect thereof between Poly Circuits, Inc. (as predecessor in interest to M-Wave) and American Chartered Bank). The foregoing agreements and documents are referred to collectively in this paragraph as the “Loan-Related Documents.” As a result of the LLC Transfer Agreement, American Standard is the sole owner of all interests in AM-Wave, LLC. American Standard represents, warrants, covenants and agrees that M-Wave is in no way responsible for any obligations of AMI Partners, LLC, AM-Wave, LLC and/or American Standard to American Chartered Bank and that solely American Standard, AMI Partners, LLC and/or AM-Wave, LLC was responsible therefore and for procuring any consent required from American Chartered Bank to the execution and performance of the SOA Agreement and the documents executed concurrent therewith, and that American Standard has procured any such necessary consent. American Standard agrees that it shall indemnify and hold harmless M-Wave, its owners (direct and remote), their respective directors, officers, agents and employees, and the legal representatives and assigns of each and all of them (collectively, the “M-Wave Protected Parties”) of an from any and all liabilities, losses, suits, actions, judgments, costs, expenses (including without limitation reasonable attorneys’ fees), claims and demands whatsoever made against or incurred or suffered by any one or more of the M-Wave Protected Parties by or on behalf of American Chartered Bank in respect of any one or more of the Loan-Related Documents and/or the SOA Agreement.

(d)  Indemnity Procedure. In the event that a party (the “Indemnified Party”) is seeking indemnification under this Section 20, it shall provide prompt written notice to the other party (the “Indemnifying Party”) as soon as reasonably practicable after it receives notice of the claim, provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at the Indemnifying Party's expense, shall cooperate as reasonably requested in the defense of the claim; provided that the Indemnifying Party may not assume direction and control of the defense of the claim if (i) the claim seeks non-monetary relief against the Indemnified Party, (ii) the claim involves criminal allegations against the Indemnified Party, or (iii) the Indemnified Party reasonably determines that the Indemnifying Party has failed or is failing to vigorously defend against such claim. The Indemnified Party shall have the right to retain its own counsel, and the fees and expenses of the Indemnified Party’s counsel will be paid by the Indemnifying Party if representation of the Indemnified Party by the counsel retained by Indemnifying Party would be inappropriate due to an actual or potential conflict of interest. The Indemnifying Party may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, without the express written consent of the Indemnified Party if such settlement or adverse judgment diminishes the rights or interests of the Indemnified Party.

(e)  Release. Except as otherwise provided herein, as of the Effective Date, each party hereto, for itself, its affiliates, divisions, subsidiaries, successors, assigns, and representatives, as applicable, does hereby fully and finally release and forever discharge, the other party hereto, and its respective successors, assigns, directors, employees, officers, agents and representatives, from any and all sums of money, causes of action, claims, suits, contracts, controversies, agreements, costs, damages, judgments, disputes, demands, duties or obligations whatsoever, present or future, whether known or unknown, under, arising in or out of, or in any other way in respect of, the SOA Agreement, provided, however, M-Wave is not released from any amounts it now owes American Standard for merchandise manufactured by American Standard for M-Wave or for any other reason.

21.  Miscellaneous.

(a)  Assignment and Succession. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld.

(b)  Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this Section 21(b) (“Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences.

(c)  Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via overnight courier sent by facsimile, or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

If to American Standard:

American Standard Circuits, Inc.
3615 Wolf Road
Franklin Park, IL 60131-1425
Attention: Gordhan Patel
Fax: (847) 455-1518

With a copy to:
Marvin W. Temple, Esq.
555 North Skokie Boulevard, Suite 595
Northbrook, Illinois
Fax: (847) 480-1414
If to M- Wave:

M-Wave, Inc.
475 Industrial Drive
West Chicago, IL 60185
Attention: Joseph Turek
Fax: (630) 562-2430

With a copy to:
Jeff Mattson
Freeborn and Peters, LLP
311 South Wacker Drive, Suite 3000
Chicago, IL 60606
Fax: (312) 360-6570

or to such other person or entity or at such other address as any party shall designate by notice to the other in accordance with this Section 21(c). Notices provided in accordance with this Section 21(c) shall be deemed delivered (i) upon personal delivery with signature required; (ii) one (1) business day after they have been sent to the recipient by reputable overnight courier service (charges prepaid and signature required); (iii) upon confirmation, answer back received, of successful transmission of a facsimile message containing such notice if sent between 9:00 a.m. and 5:00 p.m., local time of the recipient, on any Business Day, and as of 9:00 a.m. local time of the recipient on the next business day if sent at any other time; or (iv) three (3) business days after deposit in the U.S. Registered or certified mail, return receipt requested.

(d)  Waiver. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party’s rights or remedies provided in this Agreement.

(e)  Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(f)  Entire Agreement. Except as otherwise provided herein, this Agreement and the documents executed in connection herewith set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with regard to the subject matter discussed herein and supersede and terminate all prior agreements and understandings between the parties with regard to the subject matter discussed herein. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the parties with regard to the subject matter discussed herein other than as set forth in this Agreement.

(g)  Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent or partner of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

(h)  Governing Law and Venue. This Agreement shall be governed by and construed under the laws of the State of Illinois, excluding its choice of law principles. For any claim or proceeding arising under or out of this Agreement (“Proceeding”), each party agrees to submit to the exclusive jurisdiction of the state and federal courts located in the State of Illinois and hereby waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any contemplated transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

(i)  Injunctive Relief. Notwithstanding the foregoing, the parties acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of this Agreement, and that, in such event, any party may, in addition to any other rights and remedies existing in its favor, bring an action in any court of competent jurisdiction situated in Cook, County, Illinois for specific performance or injunctive relief or for other provisional relief to compel another party hereto to comply with its obligations under this Agreement whether or not any arbitration proceedings have been initiated.

(j)  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement. Facsimile signature pages shall have the same force and effect as originally executed signature pages.

(k)  Authorization. M-Wave and American Standard each represents to the other that this Agreement has been duly authorized and approved by resolutions unanimously adopted by their respective Boards of Directors.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by on the day and year first above written.

M-WAVE, INC.

By:
Name:
Title:

AMERICAN STANDARD CIRCUIT, INC.

By:
Name:
Title:

EXHIBIT A

CUSTOMER LIST

Customer	Address	City	State	Zip Code	Commission
Adcomm	89 LEUNING STREET	SOUTH HACKENSACK	NJ	07606	10%
Anaren	6635 KIRKVILLE ROAD	EAST SYRACUSE	NY	13057	10%
Celestica Elec.(Agilent)	3RD FLOOR SHANGHAI AP WAIGAOQIAO		CHINA		10%
CMC Electronics	600 BOUL.DR.-FREDERIK PHILIPS,	ST-LAURENT, QUEBEC			10%
Harris	1000 CHARLES J. HERBERT DRIVE, BLDG 21A	PALM CITY	FL	32905	10%
Herley Com	9 WHIPPANY ROAD	WHIPPANY	NJ	07981	10%
Integrated Assembly	375 VALLEY BROOK ROAD, SUITE 107	MC MURRAY	PA	15317	10%
Kay Elemetrics	2 BRIDGEWATER LANE	LINCOLN PARK	NJ	07035-1488	10%
M/A Com Tech	PO BOX 69011	HARRISBURG	PA	17106	10%
Microlab/FXR	25 EASTMANS ROAD	PARSIPPANY	NJ	07054-3702	10%
Mid Atlantic RF Systems	105 E. JARRETTSIVILLE ROAD, PO BOX 745	FOREST HILL	MD	21050	10%
Miteq	100 DAVIDS DRIVE	HAUPPAUGE	NY	11788	10%
Motorola	PO BOX 68429	SCHAUMBURG	IL	60168-0429	10%
Radio Frequency Systems	200 POND VIEW DRIVE	MERIDEN	CT	06450	10%
Rockwell Collins	400 COLLINS ROAD NE	CEDAR RAPIDS	IA	52498	10%

EXHIBIT B

PROMISSORY NOTE

Principal Amount: $205,000.00	October 21, 2005
Chicago, Illinois

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, American Standard Circuits, Inc. (“Maker”), an Illinois corporation, promises to pay, to the order of M-Wave, Inc. (“Lender”), a Delaware corporation or holder hereof, the principal sum of TWO HUNDRED FIVE THOUSAND DOLLARS ($205,000.00). Such indebtedness and interest and other obligations under this instrument (the “Note”) are referred to collectively as the “Loan.”

Until the Maturity Date (as defined below), the outstanding balance of the principal amount of the Loan shall bear interest at an annual rate of four and eight one-hundredths of a percent (4.08%) per year compounded annually (the “Loan Rate”).

Interest on the outstanding principal shall accrue from month-to-month and be payable upon the Maturity Date, unless otherwise waived as provided herein. Principal shall be paid in monthly installments of $6,833.33 on the tenth day of each month beginning November 10, 2005, until the Maturity Date, at which time the unpaid balance of principal under this Note, plus all accrued interest thereon, shall be due and payable unless otherwise waived by Lender as provided herein. Maker may offset any such payment against any amounts due by Lender to Maker.

Lender and Maker have entered into that certain Asset Sale and Transition Agreement of even date herewith (the “Agreement”) which provides that Maker shall pay Lender an amount up to the principal amount of this Note, plus all accrued interest, which represents certain purchase credits which remain due and outstanding.

The Maturity Date of the Loan shall be the first to occur of (i) December 31, 2006, (ii) the occurrence of an Event of Default, or (iii) the sale of substantially all of the assets of Maker. The entire outstanding principal balance of the Loan, and all interest accrued thereupon, shall be paid not later than the Maturity Date, unless otherwise waived as provided herein. The Loan payments shall be made at 475 Industrial Drive, West Chicago, Illinois 60185, or such other place as the holder of this Note may from time to time direct in writing.

The Loan may be freely prepaid, in whole or in part, by Maker at any time and the amount of any such prepayment shall be applied first to any accrued but unpaid interest and second to the outstanding principal balance.

After the Maturity Date, or the earlier acceleration of the indebtedness evidenced by this Note by reason of an Event of Default hereunder, and during any period in which an Event of Default exists under this Note, Maker shall pay interest on the balance of principal remaining unpaid during any such period at an annual rate (the “Default Rate”) equal to twelve percent (12.0%). The interest accruing under this paragraph shall be immediately due and payable by Maker to the holder of this Note and shall be additional indebtedness evidenced by this Note.

The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

(a)  the failure by Maker to make a payment on the Loan within fifteen (15) days of such time when required to do so hereunder;

(b)  the making of an assignment by the undersigned for the benefit of creditors, filing by the undersigned of a voluntary petition for bankruptcy, or the filing of a petition for bankruptcy against Maker to which it consents or which is not dismissed within 30 days; and

(c)  any material breach of the Maker’s covenants and obligations under the Agreement, which breach shall continue without being cured for a period of thirty (30) days, as described in the Agreement.

At the election of the holder hereof, and without notice, the principal balance remaining unpaid under this Note, and all unpaid interest accrued thereon, shall be and become immediately due and payable in full in the case of the occurrence of any Event of Default. Failure to exercise this election shall not constitute a waiver of the right to exercise same in the event of any subsequent Event of Default. No holder hereof shall, by any act of omission or commission, be deemed to waive any of its rights, remedies or powers hereunder or otherwise unless such waiver is in writing and signed by the holder hereof, and then only to the extent specifically set forth therein. The rights, remedies and powers of the holder hereof, as provided in this Note, are cumulative and concurrent, and may be pursued singly, successively or together against the Maker, all at the sole discretion of the holder hereof. If following an Event of Default any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Maker promises and agrees to pay all actual and reasonable costs of collection, including reasonable attorneys’ fees, expenses and court costs.

Maker: (i) waives and renounces any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness evidenced by this Note or by any extension or renewal hereof; (ii) waives presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (iii) waives any and all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default, or enforcement of the payment hereof or hereunder; (iv) waives any and all lack of diligence and delays in the enforcement of the payment hereof; and (v) consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions hereof.

In no event shall the interest payable hereunder exceed the highest amount permitted by applicable law. If the interest stated hereunder exceeds the maximum amount permitted by law with respect to Maker, the interest rate shall only be abated with respect to the Maker to which the interest rate is limited by applicable law.

Time is of the essence hereof.

This Note is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of Illinois. Maker irrevocably agrees and consents to jurisdiction and venue in the Circuit Court of Cook County, Chicago, Illinois. This Note may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought. Pursuant to the Agreement, Maker with respect to, and agrees and acknowledges its absolute obligation to pay, the principal balance and accrued interest under this Note; provided, however, on December 31, 2006, if Maker has paid all outstanding commission payments due under the Agreement, and an Event of Default has not occurred, Lender shall forgive the unpaid balance of any principal and accrued interest due under this Note.

The obligations and liabilities of Maker hereunder shall be binding upon and enforceable against Maker. This Note shall inure to the benefit of and may be enforced by Lender, its successors and assigns.

In the event one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and such provision may be revised by any court having competent jurisdiction, with regard to the enforcement of this Note, to the least extent necessary to make such provision enforceable.

Any notice or communication to Maker by the holder hereof may by made to Maker at the address below Maker’s signature on this Note unless Maker advises holder hereof in writing of such other address.

Maker:

AMERICAN STANDARD
CIRCUITS, INC.

By:
Name:	Gordhan Patel
Its:	President

Address:	3615 Wolf Road
Franklin Park, Illinois 60131

EXHIBIT C

INVENTORY

RF Inventory at M-Wave as of 10-21-05

Item Desc	Part #	QTY On Hand	Current Cost	Ext. Cost

ADCOMM-PCB-SEAT SOLDER	DRASSY204780B.A	50	$28.86	$1,443.00
ADCOMM-PCB-SEAT SOLDER Total				$1,443.00

ADCOMM-PCB-SWEAT SOLDER	DRASSY204752B.C	125	$21.73	$2,716.25
ADCOMM-PCB-SWEAT SOLDER	DRASSY204756B.C	125	$21.73	$2,716.25
ADCOMM-PCB-SWEAT SOLDER Total				$5,432.50

ADCOMM-PCB-SWEATSOLDER	DRASSY204794B.-	125	$27.30	$3,412.50
ADCOMM-PCB-SWEATSOLDER Total				$3,412.50

ANAREN-PCB	RFP-4143-03.Q	72,000	$0.51	$36,720.00
ANAREN-PCB	RFP-4154-03.L	1,014	$1.26	$1,277.64
ANAREN-PCB	RFP-4190-03.L	8,004	$1.11	$8,884.44
ANAREN-PCB	RFP-4191-03.G	4,000	$0.51	$2,040.00
ANAREN-PCB	RFP-4204-03.D	998	$0.51	$508.98
ANAREN-PCB	RFP-4271-03.B	3,500	$1.26	$4,410.00
ANAREN-PCB	RFP-4380-03.G	2,841	$0.34	$965.94
ANAREN-PCB	RFP-4424-03.E	8,413	$1.26	$10,600.38
ANAREN-PCB	RFP-4432-03.D	4,181	$1.25	$5,226.25
ANAREN-PCB	RFP-4433-03.E	19,693	$1.26	$24,813.18
ANAREN-PCB	RFP-4434-03.D	5,104	$1.26	$6,431.04
ANAREN-PCB	RFP-6094-03.D	859	$1.15	$987.85
ANAREN-PCB	RFP-6115-03.C	994	$1.15	$1,143.10
ANAREN-PCB	RFP-6198-03.D	2,609	$1.25	$3,261.25
ANAREN-PCB Total				$107,270.05

CANADIAN MARCONI-CARRIER	636-810622-CAR.B	5	$18.51	$92.55
CANADIAN MARCONI-CARRIER Total				$92.55

CANADIAN MARCONI-PCB	636-810622-PWB.B	9	$0.00	$0.00
CANADIAN MARCONI-PCB Total				$0.00

CANADIAN MARCONI-PCB-FLEXLINK II	636-810622-000.C	334	$72.52	$24,221.68
CANADIAN MARCONI-PCB-FLEXLINK II	636-810624-000.D	516	$40.13	$20,707.08
CANADIAN MARCONI-PCB-FLEXLINK II Total				$44,928.76

CELESTICA ELECTRONIC/AGILENT TECHNOLOGIES-PCB	83485-20010.A	29	$2.44	$70.76
CELESTICA ELECTRONIC/AGILENT TECHNOLOGIES-PCB	85024-20001.A	179	$1.46	$261.34

CELESTICA ELECTRONIC/AGILENT TECHNOLOGIES-PCB Total				$332.10

HARRIS CORP-CARRIER	A3188171-006-CAR.K	1	$98.36	$98.36
HARRIS CORP-CARRIER Total				$98.36

HARRIS CORP-FOAM-R5204, 12X24 0.0645" THICK	ROHACELL-51-IG-.0645.	6	$0.00	$0.00
HARRIS CORP-FOAM-R5204, 12X24 0.0645" THICK Total				$0.00

HERLEY-COMM TECH-CARRIER	17273-1CAR.B	1	$4.05	$4.05
HERLEY-COMM TECH-CARRIER Total				$4.05

INTEGRATED ASSEMBLY SYSTEMS-PCB	AX-PCB016.-	4	$48.41	$193.64
INTEGRATED ASSEMBLY SYSTEMS-PCB Total				$193.64

KAY ELEMETRICS-PCB	7166-3300.	70	$9.14	$639.80
KAY ELEMETRICS-PCB Total				$639.80

MICROLAB/FXR-PCB	BK-20D-01.4	8	$6.35	$50.80
MICROLAB/FXR-PCB Total				$50.80

MOTOROLA-PCB	8483485T03.B	4,809	$1.04	$5,001.36
MOTOROLA-PCB Total				$5,001.36

RADIO FREQUENCY SYSTEMS-PCB	572230.0	5	$4.17	$20.85
RADIO FREQUENCY SYSTEMS-PCB Total				$20.85

ROCKWELL COLLINS-PCB	653-3833-001.E	58	$231.36	$13,418.88
ROCKWELL COLLINS-PCB Total				$13,418.88

Grand Total				$182,339.20